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                              CSW International, Inc.               EXHIBIT D
                Aggregrate Development Expenses and Investments
                             As of September 30, 1995
                                  (Unaudited)



Projects                 Stage               Development Costs      Investments

I. Development activities subject to $400,000,000 aggregrate limit on authority in 70-8423.

    Various Projects:

                        Development             $4,964,663